Exhibit (3) (c)

                    CERTIFICATE OF LIMITED PARTNERSHIP OF
                    BOSTON CELTICS LIMITED PARTNERSHIP II

      THIS Certificate of Limited Partnership of Boston Celtics Limited Partnership II (the "Partnership"), dated as of April 13, 1998, is being duly executed and filed by BCLP II GP, Inc., as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

      1. Name. The name of the limited partnership formed hereby is Boston Celtics Limited Partnership II.

      2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o National Corporate Research, Ltd., 9 East Loockerman Street, Dover, Kent County, Delaware 19901.

      3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is National Registered Agents, Inc., 9 East Loockerman Street, Dover, Kent County, Delaware 19901.

      4. General Partner. The name and the business address of the sole general partner of the Partnership is BCLP II GP, Inc., 151 Merrimac Street, Boston, Massachusetts 02114.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.

                                  BCLP II GP, Inc.

                                  /s/ Richard G. Pond
                                  By:    Richard G. Pond
                                  Its:    Chief Financial Officer